Lake Shore Bancorp, Inc. 8-K

Exhibit 99.1
Lake Shore Bancorp, Inc. Fourth Quarter 2012 Earnings
Increase 47% to $861,000

Lake Shore Earns $3.6 million for full year 2012

DUNKIRK, N.Y. — January 31, 2013 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced fourth quarter 2012 net income of $861,000, or $0.15 per diluted share, compared to net income of $587,000, or $0.10 per diluted share, for fourth quarter 2011. The Company’s 2012 net income was $3.6 million, or $0.64 per diluted share, compared to $3.7 million, or $0.65 per diluted share, for 2011.

2012 Highlights:

•	Core deposits grew 12.6% from December 31, 2011
•	Stockholders’ equity increased by 4.8% to $67 million at December 31, 2012
•	Non-performing loans as a percent of total loans declined 13 basis points to 0.89% at December 31, 2012
•	Commercial real estate loans increased by $12.9 million in 2012
•	The Bank purchased a former First Niagara branch location in Snyder, New York

“Our solid fourth quarter and full year results reflect our focus on effective execution within a challenging business environment which is characterized by narrowing margins for a large majority of financial institutions,” said Daniel P. Reininga, Lake Shore President and Chief Executive Officer. “We realized strong fourth quarter growth in our commercial real estate portfolio indicative of our focus on managing interest rate risk by increasing shorter-term and adjustable-rate credits.  Our asset quality remains strong reflecting our effective and consistent underwriting process. The increase in our fourth quarter provision for loan losses is, in part, a direct result of the significant growth realized in our commercial real estate portfolio.”

Fourth quarter 2012 net interest income was $3.7 million compared to $3.9 million for the fourth quarter 2011, as a result of a 9% reduction in interest income that was partially offset by a 25% reduction in interest expense.  Fourth quarter 2012 interest income was $4.7 million compared to $5.2 million in the prior year quarter, because of reduced average loan balances, as well as reduced yields on loans and the investment securities portfolio. Interest expense for fourth quarter 2012 of $1.0 million declined $334,000 compared to fourth quarter 2011, reflecting lower average rates on deposits and a $13.9 million decrease in the average balance of long-term debt.

Net interest income for 2012 was $15.0 million compared to $15.1 million for 2011.  2012 interest income was $19.7 million compared to $20.8 million for 2011, primarily as a result of a 61 basis-point decline in the average yield on the securities portfolio.

Interest expense was $4.6 million for 2012, down $1.0 million, or 18.3% compared to 2011. The lower interest expense for 2012 was primarily a result of an 18 basis-point drop in average interest rates on deposits, as well as a $12.3 million reduction in the average balance of long-term debt accompanied by a 45 basis-point drop in the average interest rate for long-term debt.

Net interest margin for the fourth quarter 2012 was 3.28%, down 11 basis points from 3.39% for the fourth quarter of 2011. The fourth quarter 2012 margin reflected a 41 basis-point decline in the average yield on interest earning assets that was partially offset by a 33 basis-point decline in the average cost of interest bearing liabilities. Average interest-earning assets to average interest-bearing liabilities for fourth quarter 2012 increased 224 basis points to 120.69%, compared to fourth quarter 2011. Average interest earning assets were up slightly in the fourth quarter 2012 compared to the prior year period, and average interest bearing liabilities were down $7.1 million in the fourth quarter of 2012 as compared to the prior year period because of a reduction in the Bank’s long-term debt.

Net interest margin for 2012 was 3.26%, down eight basis points from 3.34% in 2011, reflecting a 33 basis point decline in the yield on average interest earning assets, partially offset by a 26 basis-point decline in the average cost of interest bearing liabilities.  For 2012, average interest-earning assets to average interest-bearing liabilities increased 311 basis points, or 119.69%, compared to 2011, with average interest earning assets growing $8.4 million and average interest bearing liabilities down $3.1 million.

The Bank’s fourth quarter 2012 total non-interest income was $546,000 compared with $13,000 for fourth quarter 2011. The primary source of non-interest income is bank service charges and fees, income on bank owned life insurance, and net gains/(losses) on sale of loans or  investments, which may be offset by investment impairments or write-downs.  Fourth quarter 2012 included an $18,600 net gain on the sale/impairment of investments, while fourth quarter 2011 included a $500,000 write down of the Bank’s investment in an unconsolidated subsidiary.

Non-interest income for 2012 was $2.0 million, an increase of 21.9% over 2011. The increased non-interest income was primarily the result of a reduced level of write downs associated with impairments to Bank investments. In 2012 the Bank recognized an other than temporary impairment of $102,000 on a private-label asset backed security, while during 2011 it recognized a $500,000 write down on an investment in an unconsolidated subsidiary.

Fourth quarter 2012 non-interest expense was $2.8 million, an increase of $132,000, or 4.9%, compared to the prior year period, primarily as a result of higher advertising expense.

The Company’s 2012 non-interest expense was $11.8 million, an increase of $504,000, or 4.5%, from the prior year, primarily related to increased salary and benefit expenditures, as well as increased legal and accounting costs.

The Bank’s fourth quarter 2012 provision for loan losses was $386,000, an increase of $266,000 compared with the prior year quarter, and reflective of the growth in the Bank’s commercial real estate portfolio during the current quarter, along with an increase in classified loans. The full year 2012 provision for loan losses was $656,000, an increase of $241,000 compared with 2011.

The Bank’s year-end asset quality metrics remained superior to broad industry and peer averages. Non-performing loans as a percent of total loans were 0.89% at December 31, 2012, down 13 basis points from 1.02% at December 31, 2011. The Bank’s allowance for loan losses as a percent of non-performing loans was 74.63% at December 31, 2012, up from 48.82% at December 31, 2011.

Branch Acquisition

The Bank announced in December 2012 that it had purchased the former First Niagara Bank branch office located at 4950 Main Street in Snyder, New York. The transaction involved the building and its contents and did not include any loans or deposits. A new Lake Shore branch – the Bank’s eleventh retail location – will open during the second quarter of 2013.

“We are excited by the opportunity to provide another point of service for our customers in Erie County, and in particular in the Snyder and Williamsville markets,” said Lake Shore President and Chief Executive Officer Daniel Reininga. “We look forward to introducing our personal service banking model to the residents of these communities. We believe that area families and businesses will benefit from Lake Shore’s superior level of personal service which differentiates us from the larger banks in our market.”

Seeking MHC Dividend Waiver

The Company announced on January 18, 2013, that the Company’s mutual holding company (“MHC”) intends to hold a special meeting of its members to vote on a proposal to authorize the MHC to waive its right to receive dividends aggregating up to $0.28 per share for the next year.  The special meeting will be held on February 26, 2013.

Current regulations of the Board of Governors of the Federal Reserve System (“Federal Reserve”) prohibit the waiver of dividends by the MHC unless the waiver has been approved by its members, consisting of depositors of the Bank. The declaration of a quarterly cash dividend which normally occurs at the end of January has been postponed to March 2013, pending the outcome of the vote.

There is no assurance that the MHC members will approve the dividend waiver or that the Federal Reserve will not object to the waiver even if it is approved by the MHC members. If the dividend waiver is not approved by members or the Federal Reserve, the Board of Directors of the Company intends to reduce the proposed quarterly dividend from $0.07 per outstanding share to $0.04 per outstanding share.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating ten full-service branch locations in Western New York. The Company had total assets of $482 million and total deposits of $379 million as of December 31, 2012. Headquartered in Dunkirk, New York, Lake Shore has full-service branch locations in Dunkirk, Fredonia, Jamestown, Lakewood, Westfield, Orchard Park, East Amherst, Kenmore, Depew and Hamburg, offering a broad array of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact:

Rachel A. Foley
Chief Financial Officer
Lake Shore Bancorp, Inc.
31 East Fourth Street
Dunkirk, New York 14048
(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.
Selected Financial Information

SELECTED FINANCIAL CONDITION DATA

	December 31, 2012	December 31, 2011
	(Unaudited)
	(Dollars In Thousands)

Total assets	$482,387	$488,597
Cash and cash equivalents	19,765	23,704
Securities available for sale	159,368	164,165
Loans receivable, net	272,933	275,068
Deposits	378,543	379,798
Short-term borrowings	11,200	6,910
Long-term debt	14,400	27,230
Stockholders’ equity	66,985	63,947

Statements of Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest Income	$4,742	$5,202	$19,650	$20,765
Interest Expense	1,002	1,336	4,603	5,636
Net Interest Income	3,740	3,866	15,047	15,129
Provision for Loan Loss	386	120	656	415
Net Interest Income after Provision for Loan Loss	3,354	3,746	14,391	14,714
Total non-interest income	546	13	2,030	1,666
Total non-interest expense	2,826	2,694	11,811	11,307
Income before income taxes	1,074	1,065	4,610	5,073
Income tax expense	213	478	984	1,393
Net Income	$861	$587	$3,626	$3,680
Basic and Diluted Earnings per Share	$0.15	$0.10	$0.64	$0.65
Dividends declared per share	$0.04	$0.07	$0.25	$0.28

Lake Shore Bancorp, Inc.
Selected Financial Information

SELECTED FINANCIAL RATIOS:

	Three Months Ended
	December 31,
	2012	2011
	(Unaudited)

Return on average assets	0.71%	0.48%
Return on average equity	5.09%	3.70%
Average interest-earning assets to average interest-bearing liabilities	120.69%	118.45%
Interest rate spread	3.09%	3.17%
Net interest margin	3.28%	3.39%

SELECTED FINANCIAL RATIOS:

	Twelve Months Ended
	December 31,
	2012	2011
	(Unaudited)

Return on average assets	0.74%	0.76%
Return on average equity	5.47%	6.15%
Average interest-earning assets to average interest-bearing liabilities	119.69%	116.58%
Interest rate spread	3.07%	3.14%
Net interest margin	3.26%	3.34%

	December 31,	December 31,
	2012	2011
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.89%	1.02%
Non-performing assets as a percent of total assets	0.62%	0.64%
Allowance for loan losses as a percent of total net loans	0.66%	0.50%
Allowance for loan losses as a percent of non-performing loans	74.63%	48.82%